Exhibit 4.83

Amendment Agreement No.6

to Credit Facility Agreement No. 226/12-B

dated April 27, 2012

Moscow	February 2, 2018

Gazprombank (Joint Stock Company) (Bank GPB (JSC)), general license No. 354, hereinafter referred to as the “Lender” or the “Bank”, represented by Alexander Yurievich Muranov, a Deputy Chairman of the Management Board, acting on the basis of power of attorney No. -01/1988 dated December 19, 2016, on the one part, and

Yakutugol Joint Stock Holding Company (JSHC Yakutugol), hereinafter referred to as the “Borrower”, represented by Pavel Viktorovich Shtark, the General Director of Mechel Mining Management Company Limited Liability Company, acting on the basis of the Agreement on delegation of powers of the executive body of Yakutugol Open Joint Stock Holding Company to Mechel Mining Management Company Limited Liability Company dated October 21, 2013 and the Articles of Association, on the other part, collectively referred to as the “Parties”,

have signed this amendment agreement No. 6 (further on referred to as the “Amendment agreement”) to Facility agreement No. 226/12-B dated April 27, 2012, as amended by Amendment agreement No.2 dated August 20, 2015 (as amended by Amendment agreement No.1 dated December 25, 2015 and Amendment agreement No.2 dated March 31, 2016), Amendment agreement No.3 dated June 15, 2016, Amendment agreement No.4 dated December 28, 2016 and Amendment agreement No.5 dated April 6, 2017 (further on referred to as the “Facility agreement”) and agreed upon the following:

1    AMENDMENTS TO THE FACILITY AGREEMENT

The Parties agreed to introduce the following amendments to the Facility agreement:

1.1	The table in sub-clause 6.7.2.3 shall be amended and restated as follows:

Total debt to EBITDA ratio	Interest rate, per annum (%)
6.01 and higher	8.75 (Eight point seventy-five) but not higher than the interest rate calculated as per sub-clause 6.7.1.2 of the Facility agreement

From 5.01 to 6.0	9.5 (Nine point five) but not higher than the interest rate calculated as per sub-clause 6.7.1.2 of the Facility agreement

From 4.01 to 5.0	10.5 (Ten point five) but not higher than the interest rate calculated as per sub-clause 6.7.1.2 of the Facility agreement

4.0 and less	the interest rate calculated as per sub-clause 6.7.1.2 of the Facility agreement

2    REPRESENTATIONS

2.1	The following representations are provided by the Borrower as of the date of signing this Amendment agreement:

2.1.1	The Borrower is a legal entity duly incorporated and performing its operations on a legal basis, having rights of title and obligations in respect of its property, assets and revenues for the performance of its current operations as they are.

2.1.2	The Borrower is entitled to sign this Amendment agreement and fulfill the obligations hereunder.

2.1.3	It is not known to the Borrower about any court decision passed in respect of its liquidation (bankruptcy), no decision on voluntary liquidation has been passed by the Borrower, no observation, administration or financial recovery procedure or any similar actions or measures have been taken or performed in respect of the Borrower.

2.1.4	All necessary corporate decisions have been made, all necessary permissions, approvals, agreements, licenses, waivers, registrations, notarizations necessary for signing this Amendment agreement and fulfillment of obligations hereunder have been performed or received by the Borrower.

2.1.5	This Amendment agreement is legal, effective and binding upon the Borrower and may be enforced in respect of the Borrower under the terms and conditions hereof and in accordance with the law.

2.1.6	Undertaking and fulfillment by the Borrower of the obligations hereunder do not entail violation of any of the provisions of the constituent documents and local bylaws of the Borrower, violation of any court decision or administrative ruling, violation of any provisions of the Law.

2.1.7	The Borrower admits that when signing this Amendment agreement the Lender relies upon the representations provided in the clause herein and that the whole responsibility for any of the above mentioned representations being false (including those causing this Amendment agreement being admitted completely or partially invalid) shall rest with the Borrower.

3    GENERAL PROVISIONS

3.1	This Amendment agreement shall come into force from the moment of its signing.

3.2	The terms and definitions used herein shall have the same meaning as the meaning defined for them in the Facility agreement.

3.3	This Amendment agreement shall be an integral part of the Facility agreement.

3.4	Should any provision of the Amendment agreement hereof become invalid or void, or if it is admitted invalid or void by court or any other body of competent jurisdiction, such invalidity or voidness shall not have any impact on the validity of the remaining provisions of this Amendment agreement that shall be considered independent.

4    APPLICABLE LAW. CONSIDERATION OF DISPUTES

4.1	All rights and obligations of the Parties not covered by this Amendment agreement shall be regulated by legislation of the Russian Federation.

4.2	This Amendment agreement is executed and shall be construed in accordance with the legislation of the Russian Federation.

4.3	In case of invalidity or voidness of the Amendment agreement hereof or of any part of it the Parties undertake to perform all reasonable actions to make necessary amendments or additions to the Amendment agreement in order to redress the consequences resulting from such invalidity or voidness of the respective provisions of this Amendment agreement.

4.4	Disputes or differences shall be resolved by the Moscow Arbitration Court in accordance with the procedure specified by the Legislation of the Russian Federation.

4.5	In order to comply with the pre-trial dispute resolution procedure, which is mandatory in accordance with the provisions of the Arbitration Procedure Code of the Russian Federation, the Parties resolved as follows:

4.5.1	the timelines for the consideration of the Lender’s claim by the Borrower and for taking measures related to pre-trial dispute resolution procedure in respect of such claim shall not exceed 20 (Twenty) calendar days (in aggregate) starting from the date the claim was received by the Borrower (the date when a claim shall be considered received by the Borrower in accordance with the legislation of the Russian Federation).

4.5.2	the timelines for the consideration of the Borrower’s claim by the Lender and for taking measures related to pre-trial dispute resolution procedure in respect of such claim shall not exceed 30 (Thirty) calendar days (in aggregate) starting from the date the claim was received by the Lender (the date when a claim shall be considered received by the Lender in accordance with the legislation of the Russian Federation).

5    MAKING AMENDMENTS AND OTHER CONDITIONS

5.1	Making amendments and additions to this Amendment agreement as well as termination of this Amendment agreement shall be by way of amendment agreements that shall be an integral part hereof.

5.2	Any notice or other correspondence sent by the Parties to each other under this Supplemental Agreement shall be in writing, signed by an authorized person and sent via e-mail to corpfin@mechel.com and fax +7 (495) 221-88-00 (e-mail address, fax number of the Borrower) or fax +7 (495) 719-19-67 (fax number of the Lender) mandatorily accompanied by the original sent by courier or registered mail (registered letter with return receipt requested) or telegraph message to the address stated in Article 6 of this Supplemental Agreement.

5.3	This Amendment agreement has been signed in Moscow in 3 (Three) counterparts having equal legal force, including one counterpart for the Borrower and two counterparts for the Lender.

6    CORRESPONDENCE AND ADDRESSES OF THE PARTIES

6.1	Official correspondence in respect of the Amendment agreement shall be in Russian language with mandatory references to “Facility agreement No. 226/12-B dated April 27, 2012” and delivered by courier or by registered mail (registered mail with notification of delivery), or by telegraph, or by fax. Correspondence sent by fax shall be mandatorily delivered by courier or by post.

6.2	The Parties undertake to inform each other of any forthcoming changes of their addresses, telex numbers, fax numbers, telephone numbers at least 10 (Ten) calendar days before the date of such anticipated changes.

6.3	Addresses ans payment details of the Parties:

Lender

Gazprombank (Joint Stock Company)

16, Building 1, Nametkina St., 117420, Moscow, Russia

INN 7744001497, correspondent’s account 30101810200000000823 with the Main Branch of the Central Bank of the Russian Federation for the Central Federal District, Moscow,

Personal account No. 47422810100000000051, BIK 044525823

Details for payments in US dollars: CITIBANK N.A., New York SWIFT: CITIUS33

Account: 36141825. For credit to the following account 47422840200000000044

Details for payments in euro: Bank GPB International S.A., Luxembourg

SWIFT: GAZPLULL Account: LU643790111780352004.

For credit to the following account 47422978800000000044

Borrower

Yakutugol Joint Stock Holding Company

bld. 1, 3 Lenina street, Neryungri, Republic of Sakha (Yakutia), 678960

INN (Taxpayer Identification Number) 1434026980, account No. 40702810300261002462, 40702840200263002462, 40702978800263002462 in branch “the Urals” of Bank GPB (JSC), BIK 046577411, correspondent’s account 30101810365770000411 with the Main Branch of the Central Bank of the Russian Federation for the Urals.

On behalf of the Lender	On behalf of the Borrower
Deputy Chairman of the Management Board Gazprombank (Joint Stock Company)	General Director of Mechel Mining Management Company Limited Liability Company

Muranov A.Yu.	Shtark P.V.
L.S.	L.S.